EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

November 14, 2007

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2007 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the third quarter and nine months ended September 30, 2007.

Net sales for the third quarter ended September 30, 2007 were $13,834,000, compared to $17,499,000 in the same period in 2006. For the third quarter ended September 30, 2007, the Company had a net loss of $72,000, or $.03 per diluted share, compared to net income of $494,000, or $.19 per diluted share, in the same period in 2006.

Net sales for the nine months ended September 30, 2007 were $43,941,000, compared to $57,968,000 for the same period in 2006. Net income for the nine months ended September 30, 2007 was $157,000, or $.06 per diluted share, compared to $2,691,000, or $1.06 per diluted share, for the same period of 2006.

The continuing decline of new residential construction activity in a significant number of our markets has resulted in lower demand for our products and has had an adverse effect on third quarter and nine months ended 2007 results. This reduction in demand for our products is expected to continue through at least the fourth quarter of 2007. However, demand for our products in the Southeast gulf coast region of the United States was strong in the third quarter of 2007 due to continued rebuilding efforts after Hurricane Katrina.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “In this challenging operating environment, we are focusing efforts on opportunities to increase our market share. In this light, we are developing a company-wide program to expand our product line offerings to add doors, windows, lumber and other items not previously sold by the company at a number of our distribution facilities to offset reduction in sales of our traditional product lines. We are also looking to open additional facilities in our markets that remain strong, such as the previously disclosed distribution facility in New Orleans, Louisiana expected to open in the fourth quarter of 2007. At the same time, we have taken actions to curtail certain costs in our operations, including the temporary closure of an underperforming start-up distribution facility in Ocala, Florida. We continue to carefully manage our working capital and control costs to generate better operating efficiencies during these periods of slower construction activity so that we will be in a strong position to enhance our performance when the construction market recovers.”

For more information, please refer to the Company’s Form 10-Q for the quarterly period ended September 30, 2007 which was filed with the Securities and Exchange Commission on November 14, 2007.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The

Page 2 of News Release dated November 14, 2007

Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, insulation, doors, windows and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward- looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2007	2006	2007	2006
Net Sales	$43,941,000	$57,968,000	$13,834,000	$17,499,000

Income (loss) before income tax expense	$143,000	$4,131,000	$(208,000)	$653,000
Income tax benefit (expense)	14,000	(1,440,000)	136,000	(159,000)

Net income (loss)	$157,000	$2,691,000	$(72,000)	$494,000

Net income (loss) per common share - basic	$.06	$1.09	$(.03)	$.20
Net income (loss) per common share - diluted	$.06	$1.06	$(.03)	$.19

Weighted average shares outstanding - basic	2,511,181	2,478,293	2,514,002	2,492,286
Weighted average shares outstanding - diluted	2,536,046	2,537,813	2,514,002	2,542,989